Exhibit 10.7

MOBILEYE VISION TECHNOLOGIES LTD.
EMPLOYMENT AGREEMENT

This Employment Agreement is effective as of Oct. 1, 2000 (the “Effective Date”), by and between MobilEye Vision Technologies Ltd., an Israeli company with its principal offices at 24 Mishol Hadkalim St., Jerusalem, Israel (the “Company”), and Elchanan Rushinek (I.D. Number 5275585-2) an individual (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Employee as its ASIC MANAGER, and the Employee desires to be employed by the Company in that position on the terms and conditions set forth below:

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.           EXCLUSIVITY OF THE CONTRACT

1.1           This contract is a personal employment contract and therefore, save as expressly otherwise provided herein:

1.1.1     For the purposes of this Agreement and with respect to the employment of the Employee by the Company, no terms or provisions of any current or future (a) general collective labor agreements and/or arrangements, (b) special collective labor agreements, (c) existing or future Extension Orders; (d) any industry custom or practice (e) any other agreements between the Company and its employees, shall apply to this Agreement or to the employment relationship between the Company and the Employee.

1.1.2     The Employee shall not be entitled to any payment, right or benefit which is not expressly mentioned in this contract, including, but without prejudice to the generality of the foregoing, any payments, rights, retirement conditions or other benefits whatsoever, to which the employees of the Company or of any company under its control are now or in future entitled, which are not mentioned in this contract.

1.1.3     Any results of negotiations conducted between the Employee’s Committee or the Employee’s Representative and the Company shall not apply to the Employee and shall not amend, add or detract from the terms and conditions contained herein.

1.2           The Employee hereby represents in favor of the Company that no provision of any law, regulation, agreement or other document prohibits him from entering this Agreement. Neither the execution and delivery of this Agreement nor the performance by the Employee of his duties and other obligations hereunder violate or wilt violate any prior employment agreement, contract, or other instrument to which the Employee is a party or by which he is bound.

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1.3         The Employee undertakes to keep the contents of this Agreement confidential and not to disclose the existence or contents of this Agreement to any third party without the prior written consent of the Company.

2.           THE EMPLOYEE’S DUTIES AND OBLIGATIONS

2.1         The Employee shall from Oct. 1, 2000 (hereinafter “Date of Commencement of Employment”) serve as ASIC and shall report to CEO. The Employee shall observe and comply with all resolutions, regulations and directions from time to time made or given by the Company.

2.2         The six month period commencing from the Date of Commencement of Employment shall be considered to be a trial period (“Trial Period”).

2.3         The Employee shall use his best endeavors to promote the interests of the Company. The Employee shall devote all of his business and professional time, attention, energy, skill, learning and best efforts to the affairs of the Company and shall perform his duties provided for hereunder at such locations as is directed by the Company. The Employee shall use his best endeavors to protect the good name of the Company and shall not perform any act that shall bring the Company into disrepute.

2.4         In the event that the Employee shall discover that he has or might have or might have at some point in the future any direct or indirect personal interest in any of the Company’s business or a conflict of interest with the duties required of him by virtue of his employment with the Company, immediately upon such discovery the Employee shall so inform the board of directors of the Company in writing.

2.5         The Employee shall not during the term of this Agreement engage directly or indirectly in rendering services of a business, professional or commercial nature to any other person, firm or corporation, whether or not such services are rendered for gain, profit or other pecuniary advantage.

2.6         The Employee shall not directly or indirectly accept any commission, rebate, discount, or gratuity in cash or in kind, from any person who has or is likely to have a business relationship with the Company.

3.           SALARY

3.1         As compensation for the performance of his duties on behalf of the Company, the Company shall pay the Employee a monthly global salary (the “Salary”) of 40,800 New Israeli Shekels (“NIS”), divided into a basic salary of 75% of the Salary (the “Basic Salary”) and supplementary Salary (which supplementary salary shall include all travel expenses, recuperation pay [Hebrew text] and all other additional payments which the Company is required to pay Employee by law) of 25% of the Salary (the “Supplementary Salary”), gross per month during his employment with the Company. The Salary shall be payable in arrears within nine calendar days of the first day of the following calendar month.

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3.2         As the Employee is employed hereunder in a position involving a fiduciary relationship between the Employee and the Company, the Work and Rest Law (5711-1951), and any other law amending or replacing such law, shall not apply to the Employee or to his employment with the Company, and the Employee shall not be entitled to any compensation in respect of such law. The Employee acknowledges that the Compensation set for him hereunder includes within it compensation that would otherwise be due to the Employee pursuant to such law.

3.3         The Employee shall devote his full working hours, attention, diligence and energy to his employment under this Agreement; such hours shall include all hours that may be required for the proper performance of his duties hereunder.

3.4         The Company shall make the required statutory deductions from the Base Salary and from any other amounts paid to the Employee by the Company under this Agreement and make the appropriate payments on behalf of the Employee to the income tax authorities, the Institute of National Insurance and any other relevant authority.

4.           BENEFITS

4.1         Severance Pay and Managers Insurance.   At the end of each month during the employment of Employee hereunder (or such other day as is consistent with the Company’s general practices), the Company shall pay the following amount of the Employees monthly Salary for the preceding month to a Managers Insurance (Bituach Minahalim) policy (the “Policy”) through an agency and with an insurance company to be selected by the Company, or if agreed to by the Company, selected by the Employee: 8 1/3% of the Salary toward Severance; 5% of the Basic Salary toward a pension fund. In addition, at the beginning of each month the Company shall deduct from the Basic Salary of the Employee an amount equal to 5% of the Employee’s monthly Basic Salary for the preceding month, and shall pay such amount on behalf of the Employee to such Policy. Payments by the Company towards the Policy under this section 4.1 shall be on account of and not in addition to any statutory obligation to pay severance pay.

4.2         Keren Hishtalmut Fund.   In the event that the Employer decides to continue the employment of the Employee upon the completion of the first year of employment, then at the end of each month during the employment of the Employee hereunder (or such other day as is consistent with the Company’s general practices), the Company shall pay an amount equal to 7 1/2% of the Employee’s monthly Basic Salary for the preceding month, but in no event an amount which exceeds the amount deductible by the Company for tax purposes, to a Keren Hishtalmut Fund as recognized by the Income Tax Authorities designated by the Company, or if agreed to by the Company, designated by the Employee (the “Fund”), and shall deduct from the Basic Salary of the Employee an amount equal to up to 2 1/2% of the Employee’s monthly Basic Salary for the preceding month and pay the same on behalf of the Employee, to the Fund.

4.3         Transfer of Policy and Fund.   All sums accumulated as premiums in respect of the Policy, with the exception of sums accumulated in lieu of severance pay, and the Fund (whether paid by the Company or by the Employee), shall entirely belong to the Employee, and the Company shall take all such actions as are necessary to effect the same. The Company

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undertakes that upon the termination by the Company, or the Employee, of the Employee’s employment with the Company, it shall take all such actions and complete all such forms as are necessary to fully, automatically and unconditionally release the Policy and the Keren Hishtalmut Fund to the Employee or as the Employee shall direct. Notwithstanding the aforesaid in this sub-section, in the event of termination of the by the Company for just cause, the Company may release or withhold the severance portion in the Policy at its sole and absolute discretion.

4.4         Vacation days.   The employee will be entitled to 25 business days vacation in each calendar year. It is hereby understood that it is in the interests of each of the parties that the Employee takes advantage of the vacation days granted to him for purposes of rest and relaxation and that the Company may, in its sole discretion, require the Employee to take advantage of any days vacation as may become owing to him. Notwithstanding anything to the contrary stated herein, vacation days may be carried forward from one calendar year to the next to the extent permitted by law, provided that the Employee shall not be entitled to accumulate more than 25 days vacation entitlement at any one time, The Company may, in its sole discretion, allow the redemption (for payment) of cumulated vacation days, but it hereby agreed that the Company is under no obligation to do so. Vacation days will be coordinated with the management and are contingent upon the Company’s approval. For purposes of this Section 4.4 a “Business Day” shall mean any Sunday through Friday during which the Company is open for business.

4.5         Sick Leave.   The Employee shall be entitled to fully paid sick leave pursuant to the Sick Pay Law 5736 -1976.

4.6         Expense Reimbursement.   The Company will reimburse the Employee for any documented, out-of-pocket expenses from time to time properly incurred by the Employee in connection with his employment by the Company and approved in advance by the management of the company in its absolute discretion.

5.           RESERVE DUTY

The Employee shall bring to the notice of the Company any call-up order for reserve duty upon receipt of the order. The Employee shall continue to receive the salary provided for hereunder during periods of military reserve duty. The Employee hereby assigns and undertakes to pay to the Company any amounts received from the National Insurance Institute as compensation for such reserve duty service.

6.           CONFIDENTIAL1TY, NON-COMPETITION, TECIINOLOGY ASSIGNMENT

6.1         The Employee agrees to maintain the terms and conditions contained in this Agreement in strict confidence and shall not disclose to any third party, including any other employee of the Company, without the prior written consent of the Company.

6.2         The Employee shall execute an Employee Proprietary Information and Inventions Agreement in the form of the Agreement attached hereto as Annex A (the “Proprietary Information Agreement”).

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6.3           Employee agrees that it would be difficult to measure damage to the Company from any breach of Employee of the promises set forth in this Section 6 or in the Proprietary Information Agreement, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Employee agrees that if he breaches any provision of this Section 6 or of the Proprietary Information Agreement, the Company will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by Employee without showing or proving any actual damage sustained by the Company.

7.           TERMINATION

7.1           The Company and the Employee shall be entitled to terminate this Agreement for any reason by giving [ thirty ] days’ prior written notice of termination to the other party (“Prior Notice”).

7.2           The Company may in its discretion terminate the Employee’s employment immediately (that is, without giving notice as specified in Section 7.1 above) by giving him notice together with payment of such sum as would have been payable to him in respect of the notice period specified in Section 7.1 (“Payment in Lieu of Notice”). The employment of the Employee shall be deemed to have ceased on the date of the receipt of the Payment in Lieu of Notice.

7.3           The Company shall be entitled to terminate this Agreement forthwith for the following reasons:

(i)          the Employee commits a material breach of the Proprietary Information Agreement, as shall be determined in the reasonable opinion of the directors of the Company; or

(ii)         the employee commits a material breach of this Agreement and for a period of [ten] consecutive days fails to cure such breach; or

(iii)        the Employee performs any act that entitles the Company legally to dismiss him without paying him any severance pay in connection with such dismissal; or

(iv)        for purposes of this Agreement, “disability” means a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties under this Agreement which continues for a period of at least ninety (90) consecutive days; or

(v)         the Employee is convicted of a crime of moral turpitude or dishonesty; or

(vi)        during the Trial Period.

7.4           In the event that the Employee does not deliver to the Employer the Prior Notice as required by section 7.1, the Employee shall pay compensation to the Employer of an amount equal to the salary to which the Employee would have been entitled during the period of the Prior Notice. The Employer shall be entitled to deduct such sum from any monies due and payable to the Employee.

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7.5         In the event that this Agreement shall be terminated in circumstances which would entitle the Employee to receive severance pay under the Severance Pay Law 5723-1963, the Employer shall transfer the Policy to the Employee.

7.6         Subject to the receipt by the Employee of Prior Notice from the Employer, the Employee hereby undertakes in favor of the Company that prior to termination of this Agreement for any reason, he shall train his successor and provide him with orderly explanations of all information and knowledge required to enable such successor to perform the duties in a manner similar to the manner in which the Employee performed such duties. The Company shall be entitled to cancel and revoke the provisions of this subsection.

7.7         In the event that the employment of the Employee is terminated, the Employee shall immediately return all documents, information, reports, possessions or other assets belonging to the Employer.

8.           MISCELLANEOUS

8.1         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict of law.

8.2         The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith or with any other term, condition or provision hereof, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

8.3         The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

8.4         The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

8.5         This Agreement together with the Proprietary Information Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement and the Proprietary Information Agreement.

8.6         This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

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8.7         Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MobilEye Vision Technologies Ltd.

By:	/s/ Ziv Aviram

Title:	CEO

/s/ Elchanan Rushinek
(the “Employee”)

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